UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2008

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(a) – (d)  Not applicable.

(e)  On December 1, 2008, ImmunoGen, Inc. (the “Company”) entered into amended severance agreements with Mitchel Sayare, Ph.D., Daniel M. Junius, John M. Lambert, Ph.D. and John A. Tagliamonte, and a new severance agreement with James J. O’Leary, M.D. (collectively, the “Severance Agreements”).  A summary of the material terms and conditions of the Severance Agreements is set forth below.

Each Severance Agreement provides for certain benefits in the event of a change in control of the Company.  A change in control includes:

•                  a merger or consolidation of the Company, whether or not approved by the Board of Directors, which results in the Company’s shareholders no longer controlling at least 50% of the voting power represented by the voting securities of the Company or the surviving entity or parent of such corporation;

•                  ownership by a person of more than 50% of the voting power represented by the Company’s then outstanding voting securities in one or more transactions not approved by the Board of Directors; or

•                  a change in Board composition not approved by the incumbent directors.

If, within two years after a change in control of the Company, the executive’s employment is terminated (1) by the Company other than for cause or disability (as those terms are defined in the Severance Agreements) or (2) by the executive for good reason (as defined in the Severance Agreements), the Company has agreed to provide the executive with the following benefits:

•                  payment of the executive’s target annual bonus for the fiscal year in which such termination occurs at 100% of such target annual bonus, pro-rated by the number of calendar days in which the executive is employed by the Company during the applicable year, and less any amount of the target annual bonus for the applicable year previously paid to the executive;

•                  payment of a lump sum payment from the Company in an amount equal to one and one-half times (two times, in the case of Dr. Sayare and Mr. Junius) the executive’s annual base salary;

•                  vesting of 100% of all outstanding options, restricted stock and other similar rights held by the executive; and

•                  continuation of medical insurance coverage for up to 18 months (24 months in the case of Dr. Sayare and Mr. Junius) on the same basis as if the executive had remained an active employee.

The Severance Agreements provide for a reduction of the payments or benefits described above to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Internal Revenue Code of 1986, as amended, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full.

The Severance Agreements for each officer (other than Dr. Sayare) continue in effect through December 1, 2010, subject to automatic one-year extensions thereafter unless notice is given of the Company’s or the executive’s intention not to extend the term of the agreement; provided, however, that the Severance Agreements continue in effect for 24 months following a change in control that occurs during the term of the agreement.  The Severance Agreement for Dr. Sayare continues in effect through June 30, 2009; provided, however, that his Severance Agreement continues in effect for 24 months following a change in control that occurs during the term of the agreement.  Except as otherwise provided in the Severance Agreements, the Company and each executive may terminate the executive’s employment at any time.  Each Severance Agreement has no further force and effect if either party terminates the executive’s employment before a change in control, except that any such termination by the Company other than for cause or disability, or by the executive for good reason, during the two-month period before a change in control of the Company will entitle the executive to the severance benefits described above.

At the time the Company entered into the Severance Agreements with the above-mentioned officers, it was not in any discussions which, if continued to their conclusion, would result in an event that would constitute a change in control.

The Company previously entered into employment agreements with Drs. Sayare and Lambert and Messrs. Junius and Tagliamonte (the “Employment Agreements”) which provided for certain payments and benefits in the event the executive’s employment was terminated by the Company other than for cause or disability.  Dr. Sayare has agreed to terminate his Employment Agreement as of June 30, 2009 in connection with the Company’s previously announced management succession plan.  In addition, management has determined that the Employment Agreements are not consistent with the Company’s current compensation philosophy, and in connection therewith, Mr. Junius and Dr. Lambert have agreed to terminate their respective Employment Agreements as of November 30, 2008.  The Company has also notified Mr. Tagliamonte that it has determined not to extend the term of this Employment Agreement beyond November 27, 2009.

(f)  Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: December 3, 2008	/s/ Daniel M. Junius

Daniel M. Junius
President and Chief Operating Officer